           EXHIBIT 10.18

CONSULTING AGREEMENT, DATED JUNE 25, 2018, BETWEEN THE REGISTRANT AND PAMELA S. KROP

June 25, 2018

Pamela S. Krop

2920 NE 55 Street

Fort Lauderdale, FL 33308

Dear Pam:

As we have discussed, your employment with REV Group, Inc., (the "Company") will terminate effective 90 days after the start date of your successor or earlier if mutually agreed (the "Termination Date"). The purpose of this letter (the "Severance and Consultancy Agreement") is to confirm the terms concerning your separation from employment and transition to an advisory role, as follows:

1.Resignation. You hereby resign from any and all officer positions you hold with the Company or any of its Affiliates (together, the "Resignations"), such Resignations to take effect as of the start date of your successor and resign from your employment with REV effective as of the Termination Date. The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the above effective dates. You agree to sign and return such documents confirming the Resignations as the Company, or any of its Affiliates, may reasonably request. For the purposes of this Severance and Consultancy Agreement, "Affiliates" means, with respect to an entity, all persons and entities directly or indirectly controlling, controlled by or under common control with such entity, where control may be by management authority, equity interest or otherwise.

2.Final Compensation. As of the Termination Date, you will acknowledge that you have received pay for all work you performed for the Company or any of its Affiliates through the Termination Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Termination Date, determined in accordance with Company policy and as reflected on the books of the Company as of the Termination Date. You acknowledge and agree that (a) such payments are in complete satisfaction of any and all compensation or benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or any of its Affiliates or otherwise, through the Termination Date and (b) except as expressly provided under this Severance and Consultancy Agreement, no further compensation, payments or benefits are owed or will be paid to you.

3.Status of Employee Benefits, Paid Time Off and Expenses.

a.Your participation in all employee benefit plans of the Company and its Affiliates, including without limitation any bonus, incentive, 40l(k) or other compensation plans, will end as of the Termination Date, in accordance with the terms of those plans. You acknowledge that you will not continue to earn paid time off or other similar benefits after the Termination Date, including without limitation during the Consulting Period (as defined herein). You will receive information about your group health plan continuation under separate cover. As part of this Severance and Consultancy Agreement, if you timely elect COBRA coverage, during the period of time you are receiving Severance Payments the Company agrees to subsidize the cost of COBRA coverage in an amount to cover the employer portion of the benefit premium.

REVgroup.com

b.Within two (2) weeks following the Termination Date, you must submit your final expense reimbursement statement for approval reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement from the Company, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

4.Consulting Period.

a.For a period of twelve (12) months following the Termination Date, unless earlier terminated in accordance with this Section 4 (the "Consulting Period"), you will serve as an advisor to the Company and its Subsidiaries and Affiliates and will report to Tim Sullivan, President and CEO. In this capacity, you will perform duties and responsibilities as may be assigned to you from time to time by Mr. Sullivan or his designee at a mutually agreed to billable rate of $200.00 per hour. By mutual agreement, you and Mr. Sullivan will agree upon the assignments, their locations and the amount of time required. The minimal time required to answer questions or provide guidance consistent with the normal transition of your duties to your successor after your Termination Date will not be considered consulting and will not be billable.

b.During the Consulting Period, the Company will pay or reimburse you for reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities under this Section 4, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time; provided that any business expenses in excess of $1,000 must be approved in advance by Mr. Sullivan or his designee. All requests for payment or reimbursement under this Section 4(b) must be submitted for approval within thirty (30) days of the expense being incurred. The Company will reimburse you for authorized and documented expenses pursuant to its regular business practice.

c.The Company may terminate the Consulting Period at any time upon notice to you. Notwithstanding the provisions of Section 5 hereof, in the event that the Consulting Period is terminated by the Company for Cause prior to the twelve (12)-month anniversary of the Termination Date, you will not receive any further Consulting Benefits (as defined herein) following the date of such termination. If the Consulting Period is terminated for any reason other than for Cause, you will continue to receive the Consulting Benefits. For the purposes of this Severance and Consultancy Agreement, "Cause", as determined by the Company in its reasonable judgment, means: (i) your gross negligence in the performance of your duties and responsibilities to the Company or its Affiliates that continues for a period of at least forty-five (45) days after your receipt of written notice from the Company regarding such gross negligence; (ii) your material breach of this Severance and Consultancy Agreement (including without limitation any breach of the Continuing Obligations (as defined herein) or any other agreement between you and the Company or any of its Affiliates (including without limitation the Company); or (iii) your fraud, embezzlement, theft or other material dishonesty with respect to the Company or any of its Affiliates.

d.Nothing expressed or implied in this Section 4 is intended to create, nor shall be interpreted to create, any relationship between you and the Company, other than that of independent contractors. During the Consulting Period, you will have no authority hereunder to act in the name of the Company, or any of its respective Affiliates or to enter into any contract or agreement on behalf of the Company or any of its Affiliates.

REVgroup.com

5.Severance Benefits. In consideration of your acceptance of this Severance and Consultancy Agreement and subject to your compliance in full with your obligations hereunder:

a.The Company will pay you a total of $400,000 for a period of twelve (12) months following the Termination Date (the "Severance Payments"), for the period from the day following the Termination Date through anniversary date thereof, except to the extent that a duplication of benefits would result. All payments will be made by the Company in the form of bi-monthly installments, less applicable taxes and deductions, on the Company’s normal payroll cycle.

b.As additional consideration, any bonus payment that would have been earned for FY2018 had you been employed at the time of payment, will be paid to you at the time that bonus payments are made to similarly situated active employees on or about December, 2018.

c.Any options or restricted stock units in the Company which have been awarded to you, but remain unvested as of the Termination Date will continue to vest during the twelve months following the Termination Date as if you were an active employee. Any unvested equity in the Company which remains at twelve months following the Termination Date, will vest on that date. All vested options you hold must be exercised within 90 days of the date following twelve months from the Termination Date.

6.Acknowledgement of Full Payment and Benefits. You acknowledge and agree that the payments and benefits provided under this Agreement are in complete satisfaction of any and all compensation, payments or benefits (including without limitation any severance payments) that may be due to you from the Company, or any of their respective Affiliates, whether for services provided to the Company or otherwise and that no further payments or benefits are owed or will be paid to you.

7.Non-Competition, Non-Solicitation, Confidentiality and Non- Disparagement. In exchange for the compensation provided to you under this Severance and Consultancy Agreement, to which you would not otherwise be entitled, you acknowledge and agree that you will be bound by the following obligations and covenants to the Company and that they that will survive the termination of your employment with the Company (the "Continuing Obligations"):

a.You agree that for a period of twelve (12) months after the Termination Date (the "Non- Competition Period"), you will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates, as conducted at any time during your employment and further agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which you have provided services as of the Termination Date.

b.You agree that during the Non-Competition Period you will not, and will not assist any other person to directly or indirectly: (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; (b) seek to persuade any such customer or any prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; (c) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment; or (d) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

REVgroup.com

c.You agree that you will continue to protect Confidential Information, as defined herein, and that you will never, directly or indirectly, use or disclose it. As used in this Severance and Consultancy Agreement, "Confidential Information" means any and all information of the Company or any of its Affiliates that is not generally known to others with whom it competes or does business or with whom it plans to compete or do business. Confidential Information also includes all information received by the Company or any of its Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed. You are permitted to discuss significant accomplishments of the Company during your time of employment with prospective employers and recruiters.

d.You agree that you will not disclose the financial terms or provisions of this Severance and Consultancy Agreement, directly or by implication, except to members of your immediate family and to

e.your legal and tax advisors, and then only on condition that they are bound not to further disclose the financial terms or provisions of this Severance and Consultancy Agreement to others.

f.You agree that you will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates and REV Group agrees that its officer and directors will not disparage or criticize you.

8.Return of Company Documents and Other Property. In signing this Severance and Consultancy Agreement, you represent, warrant and agree that, except as expressly permitted herein or by the Company in connection with your provision of services as a consultant to the Company: (a) you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones, smartphones, and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control; (b) you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates; (c) you will not, following the Termination Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system; and (d) you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates. Notwithstanding the foregoing, you will (i) be permitted to retain your Company-provided cell phone and hotspot, provided that you transfer these devices to a personal plan and (ii) be permitted to retain your Company-provided computer and iPad provided that you have all company information deleted from the hard drive.

9.Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

REVgroup.com

10.Release of Claims. In exchange for the benefits provided to you under this Severance and Consultancy Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Severance and Consultancy Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of any offer letter between you and the Company, the Option Agreements, your employment, the termination thereof or other relationship or agreement with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims. Nothing in this paragraph releases your 401(K) and unqualified savings, which shall transfer to you in accordance with the governing plan documents, or the Company's continuing obligation to indemnify, defend, and hold you harmless for your actions or omissions on behalf of the Company under any applicable law and/or Directors and Officers insurance policies.

a.This Severance and Consultancy Agreement, including the release of claims set forth in the paragraph immediately above, creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Severance and Consultancy Agreement. In signing this Severance and Consultancy Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Severance and Consultancy Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 8(d) above; and that, in signing this Transition and Consultancy Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Severance and Consultancy Agreement.

11.Miscellaneous.

a.All payments made by the Company under this Severance and Consultancy Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

b.This Severance and Consultancy Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters.

c.This Severance and Consultancy Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and Tim Sullivan or his expressly authorized designee. The captions and headings in this Severance and Consultancy Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Severance and Consultancy Agreement.

REVgroup.com

d.The obligation of the Company to make payments to you under this Severance and Consultancy Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Severance and Consultancy Agreement (including without limitation the Continuing Obligations).

e.This is a Wisconsin contract and shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of laws principles thereof. You agree to submit to the exclusive jurisdiction of the courts of the State of Wisconsin in connection with any dispute arising out of this Severance and Consultancy Agreement.

f.If the terms of this Severance and Consultancy Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Severance and Consultancy Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Severance and Consultancy Agreement, then, on the eighth (8th) day following the date that you signed it (the "Effective Date'), this Severance and Consultancy Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

REVgroup.com

g.In the event of your death, all of the contents of this agreement survive and any remaining payments will be made to your estate.

Sincerely,

REV Group, Inc.

/s/ Barbara H. Stephens

Barbara H. Stephens

Chief Human Resources Officer

Accepted and agreed:

/s/ Pamela S. Krop

Pamela S. Krop

Date:             6/25/18

TO BE SIGNED ON LAST DAY OF ACTIVE EMPLOYMENT.
I reaffirm acceptance and agreement as of my Termination Date on	9/28/18
(date)

/s/ Pamela S. Krop	Date: 9/28/18
Pamela S. Krop

REVgroup.com